Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statements on Form S-4 (Registration Nos. 333-66644 and 333-666444-01) and the Registration Statements on Form S-8 (Registration Nos. 333-115588 and 333-131261) of Pride International, Inc. of our report on the 2004 financial statements dated March 25, 2005, except for the restatement discussed in the third and fourth paragraphs of Note 2 to the consolidated financial statements included in the 2004 Form 10-K/A as to which the date is January 24, 2006, and except for the realignment of the Company’s reportable segments described in the sixth paragraph of Note 1 to the consolidated financial statements as to which the date is March 1, 2007, which report appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 1, 2007